Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1, File No. 333-148331  of our reports dated March 20, 2008, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation, appearing in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 12, 2008